ML Variable Series Funds, Inc.
Series Number: 1
File Number: 811-3290
CIK Number: 355916
Reserve Assets Fund
For the Period Ending: 12/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended December 31, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/22/2003	$371	Forrestal Funding Ms Tr	1.27%	02/03/2003
01/27/2003	356	Clipper Receivables Corp	1.33	01/28/2003
04/21/2003	384	Clipper Receivables Corp	1.26	06/06/2003
05/21/2003	400	Svenska Handelsbanken	1.26	06/26/2003
07/25/2003	288	Deleware Funding Corp.	1.06	08/15/2003
07/25/2003	441	Clipper Receivables Corp	1.04	08/27/2003
08/22/2003	255	Amstel Funding Corp	1.07	10/22/2003
08/27/2003	440	Clipper Receivables Corp	1.08	09/19/2003
09/18/2003	424	Old Line Funding Corp	1.37	10/17/2003
09/23/2003	212	Cregem North America	1.02	09/26/2003
10/03/2003	443	Clipper Receivables Corp	0.98	10/06/2003